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                                                                     Exhibit 5.1


                                                April 11, 2003

                                                                 OUR FILE NUMBER
                                                                     614,033-999
National Waterworks, Inc.
200 West Highway 6                                          WRITER'S DIRECT DIAL
Suite 620                                                         (212) 408-2482
Waco, Texas 76712
                                                          WRITER'S EMAIL ADDRESS
Ladies and Gentleman:                                             jlurie@omm.com


        Re:  Registration of Securities of National Waterworks, Inc.

Ladies and Gentlemen:

             At your request, we have examined the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-102430), as amended, of National Waterworks, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange up to $200,000,000 principal amount of the Company's 10.50% Senior Subordinated Notes due 2012 that have been registered under the Securities Act of 1933 (the "New Notes"), for a like principal amount of the Company's outstanding 10.50% Senior Subordinated Notes due 2012 (the "Old Notes").

             We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

             Upon the basis of the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture dated as of November 22, 2002 (the "Indenture"), among the Company and Wells Fargo Bank, National Association, as Trustee, in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

             The law covered by this opinion is limited to the federal law of the United States, the law of the State of New York and the Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                        Respectfully submitted,

                                        /s/ O'Melveny & Myers LLP